Exhibit 10.41

March 29, 2017
Mr. Mark Wallace

Re: Employment Letter
Dear Mark:
On behalf of CSX Corporation (the “Company”), I am pleased to formalize the terms of your employment in your new role as an Executive Vice President of the Company, reporting to me (or my successor) as the Chief Executive Officer of the Company (the “CEO”). The terms of your employment are set forth below in this letter (the “Letter Agreement”).
1.    Employment Term. Your employment will be on an “at-will” basis, pursuant to the terms and conditions of this Letter Agreement. Your employment with the Company will commence effective as of March 29, 2017 (the “Start Date”) and will continue until the fourth anniversary of the Start Date (such period, the “Term”) unless terminated earlier as provided herein. This letter agreement confirms that you and the Company have a mutual understanding that if I leave the Company due to a “Special Resignation” (as defined in the Letter Agreement dated March 6, 2017 between me and the Company) either you or the Company may terminate your employment with the Company within two days after my departure, subject to the provisions of paragraph 3.h. below (the termination of your employment under these circumstances, and “Early Termination” and the date of such termination, the “Early Termination Date”).

2.    Title and Nature of Duties. You will be employed as an Executive Vice President of the Company, reporting to me or my successor. You will have such duties and obligations as are customary for and commensurate with such position and will perform such other duties as may be reasonably assigned from time to time consistent with your position by me or the Board of Directors of the Company (the “Board”).

3.    Compensation and Benefits.
a.Base Salary. You will be paid a starting annual base salary (“Base Salary”) of $550,000, payable in accordance with the Company’s normal payroll procedures. You will also be entitled to receive an additional cash amount equal to the Base Salary that would have been paid to you between March 7, 2017 and the Start Date, which will be included in the first payroll following the Start Date.

b.Annual Cash Incentive. You will be eligible to participate in the Company’s annual cash incentive program under the Company’s Management Incentive Compensation Plan (the “MICP”) on the same basis as other senior executives of the Company, with a target annual bonus of 90% of Base Salary (“Annual Bonus”) with your actual Annual Bonus determined based on Company and individual performance. Should you accept this offer of employment, your Annual Bonus under the MICP for 2017 will be determined as if you began your employment on March 1, 2017.

c.Long Term Incentives. You will be eligible to participate in the Company’s long term incentive plans (each an “LTIP”) on the same basis as other Executive Vice Presidents of the Company with LTIP grants in the aggregate amount of $2,000,000 for each LTIP performance period (the “LTIP Awards”). For 2017 you will receive a grant in respect of the Company’s 2017-2019 LTIP within fifteen days following the Start Date, as follows:

•Stock Options: Stock options for a number of shares of the Company’s common stock (each a “Share”) with a grant date value of $500,000 with an exercise price equal to the trading closing price of our Shares on the date of grant, which shall vest on the third anniversary of the Start Date subject to your continued employment through such date (except as set forth in this Letter Agreement).
•Time-Based Restricted Stock Units: 11,950 restricted stock units in respect of our Shares which shall vest on the third anniversary of the Start Date subject to your continued employment through such date (except as set forth in this Letter Agreement).
•Performance-Based Restricted Stock Units: 23,900 performance-based restricted stock units in respect of our Shares, which shall vest subject to satisfaction of the performance goals established for the 2017-2019 LTIP and your continued employment through the date on which the Board certifies the extent to which such performance goals have been satisfied (except as set forth in this Letter Agreement).

Your 2017 Grant and future LTIP grants will be made under the CSX 2010 Stock and Incentive Award Plan and will be subject to the terms thereof, the terms of the award agreements pursuant to which such grants are made and the terms set forth in this Letter Agreement.

d.Make-Whole Cash Bonus. Within fifteen days following the date of this Letter Agreement the Company will pay you a sign-on bonus of $550,000(the “Make-Whole Cash Bonus”), as an incentive to join the Company and as a make-whole payment for the value of the Canadian Pacific Railway Limited (“CP”) restricted stock units vesting May 2017 that you forfeited upon your resignation from CP.

e.Make-Whole Equity Award. Within fifteen days following the Start Date, the Company will award you time-based restricted stock units (the “Make-Whole RSUs”) with a value equal to $550,000, as a make-whole payment for the value of the CP equity awards you forfeited upon your resignation from CP, other than the restricted stock units vesting May 2017. The Make-Whole RSUs shall vest in two equal installments, with 50% of the Shares underlying the Make-Whole RSUs vesting on December 31, 2017 and the remaining 50% Shares underlying the Make-Whole RSUs vesting on December 31, 2018, subject to your continued employment with the Company as of each such vesting date (except as set forth in this Letter Agreement).

f.Relocation. In connection with your relocation from Calgary, Canada to the Jacksonville, Florida area, you will be entitled to receive benefits under the Company’s U.S. Domestic Management Relocation Policy (the “Relocation Policy”), which includes benefits relating to relocation costs and losses on the sale of your current residence. These reimbursements will be paid to you in accordance with the terms of the Relocation Policy (the reimbursements provided under the Relocation Policy, the “Relocation Amounts”).

g.Tax Equalization and Advisor Expense. The Company will reimburse, on an after-tax basis, (i) any double taxation amounts resulting from U.S. taxes imposed upon you for 2017 as a result of your relocation to the U.S. and (ii) the expense of any legal and accounting advice that you reasonably required and obtain in connection with the negotiation of this Letter Agreement and your relocation (the reimbursements under this paragraph, the “Tax Equalization and Advisory Amounts”). Any Tax Equalization and Advisory Amounts due to you will be paid to you promptly, subject to your presentation of reasonable confirmation and documentation.

h.Early Termination and Payment of Make-Whole Cash Bonus and Reimbursable Amounts. Understanding that your employment with the Company may cease as the result of an Early Termination, the following terms and conditions will apply in the case of an Early Termination:

(i)    Notwithstanding anything to the contrary, your entitlement to your 2017 LTIP is subject to your employment with the Company not being terminated due to an Early Termination and in the event of an Early Termination, your 2017 LTIP will be forfeited;

(ii)    In the event of an Early Termination, in lieu of your 2017 LTIP, subject to your execution and non-revocation of the Company’s customary release of claims agreement with such reasonable changes as may be reasonably agreed between you and the Company: (A) you will retain your Make-Whole Cash Bonus, Relocation Amounts and Tax Equalization and Advisory Amounts (or if not yet paid, you will continue to be entitled to such payments), (B) your Make-Whole RSUs will vest in full as of the Early Termination Date and will be settled in accordance with the terms of the award agreement pursuant to which they were granted, (C) you will be entitled to receive a lump sum cash payment (payable within 40 days of the date on which your employment terminates) equal to two times your Base Salary and target Annual Bonus and (D) you will be eligible to receive a pro rata payment of your 2017 Annual Bonus based on (x) the number of days in 2017 during which you were employed divided by 365 and (y) the Company’s actual performance, paid at the same time as 2017 annual bonuses are paid to other senior executives of the Company (the “Early Termination Benefits”);

(iii)    The Company will reimburse you in connection with the sale of your Jacksonville, Florida home on the same basis as if you were being relocated under the terms of the Relocation Policy (subject to such sale occurring within one year following your termination of employment) or, if you have not completed the purchase of such home at the time an Early Termination occurs, reimbursement of any penalties or cancellation costs related to terminating the purchase and sale contract related thereto; provided, the maximum amount you will be entitled to receive in respect of such penalties or cancellation costs will not exceed the maximum benefit that could have been provided in respect of a loss on the sale of home under the Relocation Policy; and

(iv)    You will not be obligated to comply with the restrictive covenant provisions of the Non-Compete Agreement (as defined below) other than those relating to the non-solicitation of Company employees.

i.    Severance Benefits Upon a Termination by the Company Other than an Early Termination. If your employment is terminated by the Company without Cause or for Good Reason (as such terms are defined below) during the Term (i.e., prior to March 8, 2021), other than in connection with an Early Termination, subject to your execution and non-revocation of the Company’s customary release of claims agreement:

(i)    You will retain your Make-Whole Cash Bonus;

(ii)    A portion of your Make-Whole RSUs and each of your any then outstanding LTIP Awards will vest on a pro-rata basis determined by multiplying the number of Shares covered by each such equity award by a fraction, the numerator of which is the number of months in the vesting or performance period applicable to such equity award that have elapsed from the commencement of the applicable vesting or performance period through your termination date and the denominator of which is the total number of months in the applicable vesting or performance period. In the case any LTIP Awards consisting of PSUs, this formula will be applied to the target number of PSUs and the product number of PSUs will be eligible for vesting based on the performance criteria and performance multiplier applicable to the PSU award (you “Prorated Equity Awards”). Your Prorated Equity Awards will, in the case of PSUs and RSUs, be settled in accordance with their original schedule and, in the case of stock options, will remain outstanding until the end of their originally scheduled term. In addition, if your employment terminates as a result of your death or a disability rendering you physically or mentally unable to perform your duties, your Make-Whole RSUs will vest on a pro-rata basis in the same manner described in this paragraph 3.i.(iii);

(iii)    You will be entitled to receive: (A) a lump sum cash payment (payable within 40 days of the date on which your employment terminates) equal to two times your Base Salary and target Annual Bonus, (B) any Annual Bonus that you earned for the fiscal year prior to your employment termination to the extent not previously paid to you, payable to you no later than the date that annual bonuses for the relevant year are paid to the active senior executives and (C) a pro rata payment of your Annual Bonus in respect of the year of your termination of employment based on (x) the number of days in that year during which you were employed divided by 365 and (y) the Company’s actual performance and with individual performance deemed satisfied at target, paid at the same time as annual bonuses are paid for that year to other senior executives of the Company;

(iv)    Any Relocation Amounts and Tax Equalization and Advisory Amounts due to you as of the termination of your employment will be paid to you promptly, subject to your presentation of reasonable confirmation and documentation; and

(v)    The Company will reimburse you for all reasonable costs relating to your relocation from the area of Jacksonville, Florida to another primary residence within North America, on the same basis as if you were being relocated under the terms of the Relocation Policy; provided, that your relocation occurs within one year following your termination of employment.

Notwithstanding the foregoing, if, as a result of your termination of employment, you are entitled to severance benefits under your Change in Control Agreement (as defined below), you shall not be entitled to the payments described in paragraph 3.i.(iii). In either such event, you shall not be entitled to receive any severance payments or any other severance benefits under any other Company plan, policy or program.

For purposes of this paragraph 3(i), “Cause” shall mean (i) your willful and continued failure to substantially perform your material duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), (ii) the willful engaging by you in illegal conduct or gross misconduct which is significantly injurious to the Company, (iii) the material violation of any Company policy by you, or the commission by you of an act involving moral turpitude, in each case, that adversely and substantially affects the reputation or business of the Company or any affiliate or (iv) a material breach by you or your obligations under this Letter Agreement; provided, that you have been given written notice of the alleged material breach and, if susceptible to cure, have not reasonably cured such breach within thirty (30) days of the giving of such notice.

For purposes of this Letter Agreement, “Good Reason” shall mean, without your written consent: (i) a material diminution of your duties or responsibilities as contemplated herein, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; (ii) the Company’s requiring you to be based at any office or location other than the Company’s headquarters in Jacksonville, Florida or any new Company headquarters not more than 50 miles from such location; or (iii) any action or inaction by the Company that constitutes a material breach of this Letter Agreement. Notwithstanding the foregoing, no event of “Good Reason” shall be deemed to have occurred unless you provide written notice, within ninety (90) days of the initial occurrence of such event, to the Board specifying in reasonable detail the facts or circumstances that you believe constitute Good Reason, such facts or circumstances are not corrected or otherwise cured by the Company within thirty (30) days after the Board’s receipt of such notice, and you actually terminate your employment within ninety (90) days after the end of the foregoing 30-day period.

j.    Repayment Requirement. Notwithstanding anything to the contrary, you agree that if you voluntarily terminate your employment with the Company other than for Good Reason prior to April 1, 2019, or other than as a result of your death or a disability rendering you physically or mentally unable to perform your duties, you will promptly repay to the Company a pro rata portion of the after-tax amount of the Make-Whole Cash Bonus, Relocation Amounts and Tax Equalization and Advisory Expenses paid to you equal to all such amounts multiplied by a fraction, the numerator of which is the number of months not worked during such two year period and the denominator of which is twenty-four. The Company will have full recourse to collect such amounts from you, including by offsetting such amounts from any other amounts owed to you by the Company.

k.    Incentive, Savings, Retirement and Welfare Programs. During your employment, you will be eligible to participate in all incentive and savings and retirement plans, practices, policies and programs on the same basis as other senior executives of the Company and you and your dependents will be eligible to participate in all welfare benefit plans, practices, policies and programs (including, without limitation, vacation) made available to other senior executives of the Company. Your participation in such programs will be subject to the terms of the applicable plan or program as in effect from time to time and any other restrictions or limitations imposed by law. The Company reserves the right to amend, suspend or terminate any such plans or programs at any time.

4.    Change in Control Agreement. You will also be eligible to receive protections under the Company’s standard change in control agreement that is provided to other senior executives. Your change in control agreement (the “Change in Control Agreement”) is attached as Exhibit A hereto.

5.    Non-Compete Agreement. The offer contained in this Letter Agreement is conditioned upon your execution of the Company’s standard form of Non-Compete Agreement for Company executives attached as Exhibit B hereto (the “Non-Compete Agreement”). The Non-Compete Agreement shall be null and void in the event of an Early Termination.

6.    CP Covenants. You hereby acknowledge that I have certain ongoing restrictive covenant obligations to CP (the terms of which have been provided to you), including, without limitation, the obligation not to solicit CP employees and that actions taken by the Company or its employees may be deemed a breach by me (the “Harrison Restrictive Covenants”) for which the Company is obligated to indemnify me. You agree that you shall not engage in any conduct which would be reasonably anticipated to constitute a breach of the Harrison Restrictive Covenant obligations or any other restrictive covenant obligations you owe to CP without the express prior approval of the Board and that the taking of any such actions without prior Board approval shall constitute a material breach of your obligations under this Letter Agreement.

7.    Miscellaneous.

a.    This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b.    This Letter Agreement and the payments referred to herein are intended to be fully compliant with or exempt from the requirements of Section 409A of the Code and the final regulations promulgated thereunder, taking into account any and all transition rules and relief promulgated by the Internal Revenue Service or the U.S. Department of Treasury regarding compliance therewith, and, to the maximum extent permitted by law, shall be administered, operated and construed consistent with this intent. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. Further, any reimbursements or in-kind benefits provided under this Letter Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Letter Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments hereunder subject to Section 409A of the Code shall not be paid or provided until the earlier of (A) your death, or (B) the day after the expiration of the six-month period following your termination of employment (the “Delay Period”). Any payments that are delayed by virtue of this subparagraph shall be paid in one payment at the conclusion of the Delay Period.

c.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to you: the address on file with the Company.
If to the Company:

CSX Corporation
500 Water Street
Jacksonville, FL 32202
Attention: Executive President and Chief Administration Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
d.    The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement.

e.     The Company may withhold from any amounts payable under this Letter Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

f.    Your or the Company’s failure to insist upon strict compliance with any provision of this Letter Agreement or the failure to assert any right you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Letter Agreement.

g.    You and the Company acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company, your employment by the Company is “at will” and, your employment may be terminated by either you or the Company at any time in which case you shall have no further rights other than those set forth in this Letter Agreement. From and after the Start Date this Letter Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (not including, for the avoidance of doubt, the Change of Control Agreement).

h.    You will be covered by the Company’s director and officer liability policies on the same basis as other similarly situated executives.

We hope that you find the prospect of working for the Company to be an exciting opportunity, as we do. You may accept this offer of employment by signing and dating the enclosed duplicate original of this Letter Agreement and returning it to me. Please also sign and date the Change in Control Agreement and the Non-Compete Agreement attached as Exhibit A and Exhibit B hereto and return them with this Letter Agreement. We look forward to having you join us.
[signature page follows]

Very truly yours,
/s/ E. Hunter Harrison
E. Hunter Harrison
Chief Executive Officer

I have read and accepted this offer of employment.
/s/ Mark Wallace
Mark Wallace

Dated: March 29, 2017

Exhibit A
CHANGE OF CONTROL AGREEMENT
[Standard agreement used.]

Exhibit B
NON-COMPETE AGREEMENT
[Standard agreement used.]